Walgreen Co. Corporate Communications 200 Wilmot Road Deerfield, Ill. 60015 (847)
914-2500

Contact: Tiffani Bruce
Walgreens
(847) 914-2962

FOR IMMEDIATE RELEASE	http://news.walgreens.com

WALGREENS ANNOUNCES SUCCESSFUL COMPLETION OF TENDER OFFER
FOR OPTION CARE, INC.
SUBSEQUENT OFFERING PERIOD TO EXPIRE AUGUST 17, 2007

DEERFIELD, Ill., August 14, 2007 – Walgreens (NYSE, NASDAQ: WAG) announced today that Bison Acquisition Sub Inc., its wholly owned subsidiary, has successfully completed its tender offer for all of the outstanding shares of common stock of Option Care, Inc. (NASDAQ: OPTN). The tender offer expired at 12:00 midnight at the end of August 13, 2007, New York City time (the “expiration time”).

Based on a preliminary count by the depositary for the offer, there were tendered and not withdrawn 31,151,265 shares of Option Care common stock as of the expiration time (the “tendered shares”). The tendered shares represent approximately 89.7 percent of the total outstanding shares of Option Care. Additional shares were guaranteed to be delivered within the next three days which, if added to the tendered shares, would represent in excess of 90 percent of the total outstanding shares of Option Care. Bison Acquisition Sub has accepted for payment all shares that were validly tendered and not withdrawn in accordance with the terms of the tender offer.

As of 9:00 a.m. New York City time on August 14, 2007, Bison Acquisition Sub commenced a subsequent offering period for all remaining shares of Option Care common stock. The subsequent offering period will expire at 5:00 pm New York City time on Friday, August 17, 2007, unless extended. During this subsequent offering period, Option Care stockholders who did not previously tender their shares into the offer may do so and will promptly receive the same $19.50 per share cash consideration paid during the initial offering period. No withdrawal rights will apply to any Option Care shares tendered during the subsequent offering period.

After expiration of the subsequent offering period, as the same may be extended, Walgreens, through Bison Acquisition Sub, intends to acquire all of the remaining outstanding shares of Option Care common stock by the merger of Bison Acquisition Sub into Option Care. In the merger, each remaining outstanding share of Option Care common stock (other than shares as to which the holder has properly exercised appraisal rights and certain other shares) will be converted into the right to receive $19.50 per share in cash, without interest. Walgreens urges the stockholders of Option Care to tender their shares into the subsequent offering period so that they may receive payment of the $19.50 per share cash offer price on an expedited basis rather than waiting for the merger to close. Following the merger, Option Care common stock will no longer be traded on the Nasdaq.

About Walgreens

Walgreen Co. is the nation’s largest drugstore chain with fiscal 2006 sales of $47.4 billion. The company operated 5,850 stores in 48 states and Puerto Rico, including 77 Happy Harry’s stores in Delaware and surrounding states. Walgreens is expanding its patient-first health care services beyond traditional pharmacy through Walgreens Health Services, its managed care division, and Take Care Health Systems, a wholly-owned subsidiary that manages convenient care clinics inside drugstores. Walgreens Health Services assists pharmacy patients and prescription drug and medical plans through Walgreens Health Initiatives, Inc. (a pharmacy benefits manager), Walgreens Mail Service Inc., Walgreens Home Care Inc., and Walgreens Specialty Pharmacy.

About Option Care

For more than 25 years, Option Care Inc. has made patients' lives easier with a full range of healthcare services outside the hospital setting, working with more than 400 payor organizations representing more than 75 million Americans. With the largest home infusion and specialty pharmacy footprint in the industry, Option Care offers treatment nationwide to patients in their homes, physician offices or other alternate sites, including ambulatory treatment centers. Services are provided by highly skilled, clinical professionals from more than 100 pharmacy locations. For more information, go to www.optioncare.com.

Forward-Looking Statements

This news release may contain forward-looking statements that involve risks and uncertainties (as such “forward-looking” statements are defined under the U.S. Private Securities Litigation Reform Act). The following factors, among others, could cause results to differ materially from management expectations as projected in such forward-looking statements: the inability to satisfy all of the conditions to the completion of the merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; social and political conditions such as war, political unrest and terrorism or natural disasters; and general economic conditions and normal business uncertainty and competition and its effect on pricing, spending, third-party relationships and revenues. These forward-looking statements speak only as of the date of this press release, and no undertaking has been made to update or revise them if there are changes in expectations or if any events, conditions or circumstances on which any such forward-looking statement is based. Investors are referred and encouraged to read the “Cautionary Note Regarding Forward-Looking Statements” in Walgreens most recent Form 10-K, as amended, as well as the “Forward-Looking Statements” section of Option Care’s Form 10-K, each of which is incorporated into this news release by reference.

Additional Information and Where to Find It

In connection with the tender offer, Walgreens filed a tender offer statement on Schedule TO and related materials with the Securities and Exchange Commission (the “SEC”) on July 17, 2007, and Option Care filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC on July 17, 2007. Investors and security holders are strongly advised to read these documents because they contain important information about the tender offer and the proposed merger. Free copies of materials, which were filed by Walgreens and Option Care, are available at the SEC’s Web site at www.sec.gov, or with respect to Walgreens materials, at www.walgreens.com, and are also available, without charge, by directing requests to Walgreens, and with respect to Option Care materials, at www.optioncare.com, and are also be available, without charge, by directing requests to Option Care.

Important information

This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Option Cares’ common stock is made only pursuant to the offer to purchase and related materials that Walgreens filed and intends to file with the Securities and Exchange Commission. Option Care stockholders should read these materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Option Care stockholders are able to obtain the offer to purchase, Option Care’s solicitation/recommendation statement and related materials with respect to the offer free of charge at the SEC’s Web site at www.sec.gov, from the information agent named in the tender offer materials, from Option Care or from Walgreens.

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